NMFL # 14013 04/04 Wells Fargo Home Mortgage
is a division of Wells Fargo Bank, N.A

Exhibit 35.1

Wells Fargo Bank, N.A.
Servicer Compliance Statement

1. I, John B. Brown, Senior Vice President of Wells Fargo Bank, N.A. ("Wells Fargo") hereby state that a review of the activities of Wells Fargo during the calendar year 2006 and of Wells Fargo's performance under the servicing agreement(s) listed on the attached Exhibit A (the "Servicing
Agreement(s)") has been made under my supervision.

2. To the best of my knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Servicing Agreement (s) in all material respects throughout 2006.

/s/ John B. Brown
John B. Brown
Senior Vice President
Wells Fargo Bank, N.A.

NMFL # 14013 04/04 Wells Fargo Home Mortgage
is a division of Wells Fargo Bank, N.A

EXHIBIT A
CLIENT INV# INV MASTER SERVICER/TRUSTEE DEAL NAME
106 G75 GOLDMAN US BANK NCAMT 2006-ALT2